SERVICE AND DISTRIBUTION PLAN


     WHEREAS, The Bramwell Funds, Inc. (the "Company") is organized to engage in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, 5,000,000 shares of common stock of the Company are currently allocated to a series of shares designated as The Bramwell Growth Fund (the "Fund");

     WHEREAS, the Company desires to both act as a distributor of the Fund's shares and to enter into agreements with dealers and other financial service organizations to obtain various distribution-related and/or shareholder services for the Fund, all as permitted and contemplated by Rule 12b-1 adopted under the Act, it being understood that to the extent any activity is one which the Fund may finance without a Rule 12b-1 plan, the Fund may also make payments to finance such activity outside such a plan and not subject to its limitation;

     NOW, THEREFORE, the Company hereby adopts on behalf of the Fund with respect to the Fund's shares a Service and Distribution plan on the following terms and conditions (the "Plan"):

     1. The Fund may charge a distribution expense and service fee on an annualized basis of 0.25% of the Fund's average daily net assets; provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan shall be paid for services in connection with any activities or expenses primarily intended to result in the sale of shares of the Fund, including, but not limited to, compensation for sales and sales marketing activities, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services include, among other things, servicing shareholder accounts by processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in answering questions concerning the Fund and their transactions with the Fund for which a continuing fee may accrue immediately after the sale of shares. The Fund itself as well as Service Organizations are authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of preparing, printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses,


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interest  and  other  overhead  costs.  Payments  under  the  Plan  are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     3. The Plan shall not take effect with respect to the Fund's shares until it has been approved by a vote of the then sole shareholder of the shares of the Fund.

     4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. After approval as set forth in paragraphs 3 and 4, this Plan shall take effect. The Plan of Distribution shall continue in full force and effect as to the Fund shares for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

     6. All persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by a vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding shares of the Fund on not more than 30 days' written notice to any other party to the Plan. However, after termination of the Plan, the Service Organizations would be entitled to receive payment, at the annual rate of 0.25% of the Fund's average daily net assets as compensation for services which had been earned at any time during which the Plan was in effect and not reimbursed.

     8. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

          9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

     10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, in the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Company, on behalf of the Fund, has adopted this Service and Distribution Plan as of the 1st day of August, 1994.

                                          THE BRAMWELL FUNDS, INC.


                                          By:
                                             -----------------------------------
                                                 Elizabeth R. Bramwell
                                                 President





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